Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Expands Access to LabCorp AccuDraw® to Support Better Patient Care

BURLINGTON, NC, June 4, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (LH: NYSE) today announced the expanded availability of its proprietary specimen collection and handling software, LabCorp AccuDraw®, to all clients through its website at www.LabCorp.com. Combining on-screen visual cues with step-by-step tutorials, AccuDraw is an innovative tool designed to guide the health care professional who collects patient specimens throughout the specimen collection process. AccuDraw helps to facilitate collection and appropriate stabilization of the correct specimen type and sample volume. This technology-enabled solution leads to fewer errors in specimen collection and processing, a reduced chance of delays in testing, and a lower likelihood of having a patient undergo a second visit to a health care professional for further specimen collection. AccuDraw has been used in LabCorp's patient service centers and by LabCorp’s phlebotomists located in client locations for over five years. AccuDraw has previously only been, and will continue to be, available to LabCorp clients through the LabCorp Beacon® application.

“As the world’s leading healthcare diagnostics company, LabCorp is committed to developing technology-enabled solutions that change the way care is provided and improve patient outcomes,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “Our AccuDraw system has dramatically improved the patient experience, ensuring accurate collections for tests for over 100 million patient encounters. We are excited to expand customer access to this successful tool.”

AccuDraw provides a detailed set of specimen collection and handling instructions, allowing office staff to spend more time on patient care and less time confirming the specimen collection process and requirements. On-screen visual cues are combined with detailed collection instructions to help ensure specimen and collection accuracy in the physician office.

For patients and the physician office, AccuDraw provides:

•	Improved precision and accuracy - Visual cues are customized to the specific physician test order and linked to LabCorp’s current test requirements.

•	High-quality specimens - the guided process and clear instructions helps to ensure the highest quality specimen is sent to the laboratory for testing.

•	Time efficiencies - Reduce the amount of time spent speaking to the lab about specimen requirements or identifying specimens that were not properly submitted to the lab.

•	Reduction in repeat draws - AccuDraw’s collection, handling, and shipping guidance significantly reduces the need for patient redraws and repeat visits.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue proforma for the Covance acquisition in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.